ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF

                             HANA ACQUISITIONS, INC.

     Pursuant to the provisions of Sections 7-2-107 and 7-2-109 of the Colorado Revised Statutes, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

      FIRST:         The name of the corporation is Hana Acquisitions, Inc.

     SECOND: The following amendment to the Articles of Incorporation of the corporation was duly adopted by unanimous consent of the Board of Directors of the Corporation in the manner prescribed by the Colorado Revised Statutes, and by affirmative Vote of stockholders of the Corporation holding two-thirds of the shares entitled to vote at a meeting held June 9, 1997, to-wit:

                                ARTICLE I - NAME

     The name of this corporation is: "LIBERTY MINT, LTD."

     THIRD: This amendment does not provide for any exchange, reclassification or cancellation of issued shares.

     FOURTH: This amendment does not effect a change in the stated capital of the Corporation.

     IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, has executed the foregoing Articles of Amendment for the CORPORATION UNDER THE PENALTIES OF PERJURY THIS 16TH day of June, 1997.

                                HANA ACQUISITIONS, INC,

                                By: /s/ Gary McAdam

                                -------------------------------
                                Gary McAdam, President and Secretary

STATE OF COLORADO )

                  )ss

COUNTY OF DOUGLAS )




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